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                                                                   EXHIBIT 10.13

                   PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

                                     BETWEEN

                      WORLD FINANCIAL NETWORK NATIONAL BANK

                                       AND

                                  SPIEGEL, INC.
                                       AND
                                EDDIE BAUER, INC.

                             DATED AS OF MAY 2, 2003

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                                TABLE OF CONTENTS

SECTION 1 DEFINITIONS
   1.1   Certain Definitions
   1.2   Other Definitions

SECTION 2 THE PLAN
   2.1   Establishment and Operation of the Plan
   2.2   Applications for Credit Under the Plan; Billing Statements
   2.3   Operating Procedures
   2.4   Plan Documents
   2.5   Marketing
   2.6   Administration of Accounts
   2.7   Credit Decision
   2.8   Ownership of Accounts and Mailing Lists
   2.9   Debt Cancellation and Enhancement Marketing Services
   2.10  Ownership of Spiegel Group Name

SECTION 3 OPERATION OF THE PLAN
   3.1   Honoring Credit Cards
   3.2   Additional Operating Procedures
   3.3   Cardholder Disputes Regarding Goods or Services
   3.4   No Special Agreements
   3.5   Cardholder Disputes Regarding Violations of Law or Regulation
   3.6   Payment to Spiegel Group; Ownership of Accounts; Fees; Accounting
   3.7   Insertion of Spiegel Group's Promotional Materials
   3.8   Payments
   3.9   Chargebacks
   3.10  Assignment of Title in Charged Back Purchases
   3.11  Promotion of Program and Card Plan; Non-Competition
   3.12  Postage
   3.13  Reports

SECTION 4 REPRESENTATIONS AND WARRANTIES OF SPIEGEL GROUP
   4.1   Organization, Power and Qualification
   4.2   Authorization, Validity and Non-Contravention
   4.3   Accuracy of Information
   4.4   Validity of Charge Slips
   4.5   Intentionally Left Blank
   4.6   Spiegel Group's Name, Trademarks and Service Marks
   4.7   Intellectual Property Rights
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TABLE OF CONTENTS, CONTINUED

SECTION 5 COVENANTS OF SPIEGEL GROUP
   5.1   Notices of Changes
   5.2   Financial Statements
   5.3   Inspection
   5.4   Spiegel Group's Business
   5.5   Spiegel Group's Stores
   5.6   Insurance
   5.7   Spiegel Group's Tracking Reports.
   5.8   Compliance with Law

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BANK
   6.1   Organization, Power and Qualification
   6.2   Authorization, Validity and Non-Contravention
   6.3   Accuracy of Information
   6.4   Intentionally Left Blank
   6.5   Intellectual Property Rights
   6.6   Litigation & Solvency.

SECTION 7 COVENANTS OF BANK
   7.1   Notices of Changes
   7.2   Financial Statement
   7.3   Inspection
   7.4   Bank's Business
   7.5   Insurance
   7.6   Bank's Funding Facility
   7.7   Compliance with Law

SECTION 8 INDEMNIFICATION
   8.1   Indemnification Obligations
   8.2   Limitation on Liability
   8.3   No Warranties
   8.4   Notification of Indemnification; Conduct of Defense

SECTION 9 TERM AND TERMINATION
   9.1   Term
   9.2   Termination with Cause by Bank; Bank Termination Events
   9.3   Termination with Cause by Spiegel Group; Spiegel Group Termination Events
   9.4   Termination of Particular State
   9.5   Purchase of Accounts
   9.6   Termination of Plan Participation
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TABLE OF CONTENTS, CONTINUED

SECTION 10 MISCELLANEOUS
   10.1  Entire Agreement
   10.2  Coordination of Public Statements
   10.3  Amendment
   10.4  Successors and Assigns
   10.5  Waiver
   10.6  Severability
   10.7  Notices
   10.8  Captions and Cross-References
   10.9  Governing Law
   10.10 Counterparts
   10.11 Force Majeure
   10.12 Relationship of Parties
   10.13 Survival
   10.14 Mutual Drafting
   10.15 Independent Contractor
   10.16 No Third Party Beneficiaries
   10.17 Confidentiality
   10.18 Taxes

SECTION 11 CONTINGENT HOLDBACK
   11.1  Holdback
   11.2  Monthly Reconciliation
   11.3  Retention of Holdback
   11.4  Bank's Rights to Charge Against the Holdback
   11.5  Reduction in Holdback
   11.6  Release and Termination of Holdback After Bankruptcy Emergence
   11.7  Release and Termination of Holdback After Sale

SCHEDULES
   1     Implementation Phases Plan
   1.1   Discount Rate
   2.1   Service Standards
   2.5   Marketing Promotions
   2.8   Monthly Master File Information
   3.13  Bank Reports

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                   PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

     THIS PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT is made as of this 2nd day of May 2003 (the "Effective Date") by and between SPIEGEL, INC. ("Spiegel") with its principal office at 3500 Lacey Road, Downers Grove, Illinois 60515, and EDDIE BAUER, INC. ("Eddie Bauer") with its principal office at 15010 N.E. 36th Street, Redmond, Washington 98052, (Spiegel and Eddie Bauer shall be collectively referred to herein as "Spiegel Group"), and WORLD FINANCIAL NETWORK NATIONAL BANK, with its principal office at 800 Tech Center Drive, Gahanna, Ohio 43230, (hereinafter referred to as "Bank").

                                   WITNESSETH:

     WHEREAS, Spiegel Group has requested Bank to extend credit, to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and/or for Services from its Businesses and to issue Credit Cards to such individuals; and

     WHEREAS, Bank shall own all such Credit Card Accounts, and Cardholder payments will be sent to such location as Bank shall from time to time direct; and

     WHEREAS, Bank has agreed to extend credit under Credit Card Accounts subject to the terms and conditions as more fully set forth herein;

     NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Spiegel Group and Bank agree as follows.

                             SECTION 1. DEFINITIONS

     1.1 Certain Definitions. As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

     "Account" shall mean an individual open-end revolving line of credit established by Bank for a Customer pursuant to the terms of a Credit Card Agreement.

     "Address Verification Service" shall mean an adjunct process to the credit authorization process where the Cardholder's reported billing address is verified against the Bank's address on file for such Cardholder.

     "Affiliate" shall mean with respect to either Bank or Spiegel Group any entity that is owned by, owns, or is under common control with such party.

     "Agreement" shall mean this Private Label Credit Card Program Agreement and any future amendments, extensions, waivers, schedules, exhibits or supplements thereto.


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     "Applicable Law" shall mean any applicable federal, state or local law, rule, or regulation, including but not limited to the provisions of the Gramm-Leach-Bliley Act and the Fair Credit Reporting Act.

     "Applicant" shall mean an individual who is a Customer who applies for an Account under the Plan.

     "Automated Telephone Application" shall mean an application procedure designed to open Accounts at the point of sale or order entry, in which an application for credit is processed without a paper application being completed by an Applicant; instead, the Applicant's information is keyed into the telephone.

     "Batch Prescreen Application" shall mean a process where Bank's offer of credit is made to certain Customers prequalified by Bank, in a batch mode typically within a direct mail environment.

     "Business" shall mean Eddie Bauer's retail stores, catalogs, and/or Internet businesses and any other New Businesses developed or acquired by any Spiegel Group entity after the Effective Date of this Agreement and added to this Agreement pursuant to Section 2.1(c), and shall include the successors (by name change or otherwise) to such businesses that are owned by Spiegel Group.

     "Business Day" shall mean any day, except Saturday, Sunday or a day on which banks in Ohio are required to be closed.

     "Cardholder" shall mean any natural person to whom an Account has been issued by Bank and/or any authorized user of the Account.

     "Catalog" shall mean Spiegel Catalog, Inc.

     "Charge Slip" shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder's Account.

     "Credit Card" shall mean the plastic credit card issued by Bank to Cardholders for purchasing Goods and Services pursuant to the Plan.

     "Credit Card Agreement" shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder's use of the Credit Card, together with any modifications or amendments which may be made to such agreement.

     "Credit Sales Day" shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by Spiegel Group and Spiegel Group's Stores.


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     "Credit Slip" shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment by Spiegel Group or Spiegel Group's Stores for goodwill or for Services rendered or not rendered by Spiegel Group or Spiegel Group's Stores to a Cardholder.

     "Customer" shall mean any individual consumer who is a customer or potential customer of a Business.

     "Discount Fee" shall mean an amount to be charged by Bank equal to Net Sales multiplied by the Discount Rate.

     "Discount Rate" shall have the meaning set forth in Schedule 1.1.

     "Eddie Bauer" shall mean Eddie Bauer, Inc.

     "Effective Date" shall mean the date set forth in the first paragraph on page one of this Agreement.

     "Electronic Bill Presentment and Payment" shall mean a procedure where Cardholders can elect to receive their Account billing statements electronically and that also allows them an opportunity to remit their Account payment to Bank electronically.

     "Forms" shall have the meaning set forth in Section 2.4.

     "Full Implementation" shall mean all phases of implementation set forth in
     Schedule 1 attached hereto have been fully completed.

     "Goods and/or Services" shall mean those goods and/or services sold at retail by a Business through stores, catalog, or Internet to the general public for individual, personal, family or household use.

     "Initial Term" shall have the meaning set forth in Section 9.1.

     "Instant Credit Application" shall mean an in store or catalog application procedure designed to open Accounts at point of sale or order entry whereby an application for credit is communicated to Bank either verbally at point of sale or systemically during the catalog order entry process according to Bank's Operating Procedures.

     "Marketing Fund" shall have the meaning set forth in Section 2.5(b).

     "Net Proceeds" shall mean Purchases less: (i) credits to Accounts for the return or exchange of Goods or a credit on an Account as an adjustment by Spiegel Group and Spiegel Group's Stores for goodwill or for Services rendered or not rendered by Spiegel Group or Spiegel Group's Stores to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any


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     computational error), calculated each Business Day; (ii) payments from
     Cardholders received by Spiegel Group and Spiegel Group's Stores from Cardholders on Bank's behalf; (iii) any applicable Discount Fees in effect on the date of calculation; (iv) the amounts pursuant to Section 11.1(a); and (v) any other fees or charges imposed by Bank pursuant to this Agreement if not paid when due.

     "Net Sales" shall mean Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

     "New Business" shall have the meaning set forth in Section 2.1(c).

     "On-Line Prescreen" shall mean a process where a pre-screened offer of credit is made to Customers meeting Bank's credit criteria in a real-time pre-approved process according to Bank's Operating Procedures. The process utilizes traditional order entry data elements to build Customer records. The Customer records are pre-screened by a credit bureau using Bank's established criteria to determine if an offer of credit is appropriate. Customer records passing the Bank's pre-screening credit criteria are returned to the point of order entry where the pre-approved offer to open an Account is made. Records not passing the credit criteria are not returned and no offer is made.

     "Newport" shall mean Newport News, Inc.

     "Operating Procedures" shall mean Bank's instructions and procedures as written by Bank and provided to Spiegel Group to be followed by Spiegel Group and Spiegel Group's Stores in connection with the Plan.

     "Plan" shall mean the private label credit card program established and administered by Bank for Customers of Spiegel Group and Spiegel Group's Stores by virtue of this Agreement.

     "Plan Commencement Date" shall mean the date on which Bank commences operation of the Plan. Bank shall be deemed to have commenced operation of the Plan on the earlier of the date on which Bank begins to issue new Accounts or the date on which Bank notifies Spiegel Group in writing that Bank has commenced operation of the Plan.

     "Plan Year" shall mean each consecutive twelve (12) month period commencing on the Plan Commencement Date or the first day of the first full calendar month following the Plan Commencement Date if the Plan Commencement Date is not the first day of a calendar month and each anniversary thereof.

     "Prescreen Acceptance" shall mean a point of sale procedure designed to recognize and activate Bank's pre-approved offers for Accounts for Customers.


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     "Principal Accounts Receivable Balance" shall mean the month-end principal-only accounts receivable. The principal portion of the accounts receivable relate to Purchases, Third Party Program Charges and Enhancement Marketing Services charges, and other charges not related to interest and fees.

     "Promotional Programs" shall mean any special Cardholder payment terms approved by Bank for certain Purchases, including without limitation deferred finance charges and deferred payments and subject to any terms and conditions set forth in writing by Bank. The initial Promotional Programs approved by Bank, if any, are set forth in Schedule 1.1. Third Party Program Purchases shall not be eligible for Promotional Programs.

     "Purchase" shall mean a purchase of Goods and/or Services and Third Party Program vendors' goods and services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account or to another Bank cardholder using another credit card account owned by Bank and honored by Spiegel Group pursuant to Section 3.1.

     "Quick Credit" shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed without a paper application being completed by an Applicant. An Applicant's credit card (Visa, MasterCard, American Express, Discover or other Bank approved private label card) is electronically read by a terminal that captures the Applicant's name and credit card account number. Other data shall be entered into that same terminal by the Spiegel Group's Store associate as specified in the Operating Procedures. This data is used by Bank to request a credit bureau report and make a decision whether to approve or decline the Applicant.

     "Regular Revolving Purchases" shall mean Purchases which are not subject to any Promotional Programs.

     "Renewal Term" shall have the meaning set forth in Section 9.1.

     "Spiegel" shall mean Spiegel, Inc.

     "Spiegel Group Deposit Account" shall mean a deposit account maintained by Spiegel Group as set forth in Section 3.6 (a).

     "Spiegel Group's Stores" shall mean those certain retail locations selling Goods and/or Services, which are owned and operated by Spiegel Group or which are licensees or franchisees of Spiegel Group.

     "Standard Implementation" shall mean Spiegel Group shall solely work with its Third Party Program vendor to certify the vendor's interface with Bank and Bank will not be required to provide any significant technical support with respect to


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     establishing the vendor interface and the vendor will comply with Bank's procedures for the interface and settlement process without any customization for such vendor.

     "Term" shall mean the Initial Term and any Renewal Terms.

     "Third Party Programs" shall have the meaning set forth in Section 2.9(d).

     "Transaction Record" shall mean, with respect to each Purchase of Goods or Services by a Cardholder from Spiegel Group and/or Spiegel Group's Stores, each credit or return applicable to a Purchase of Goods or Services, and each payment received by Spiegel Group and Spiegel Group's Stores from a Cardholder on Bank's behalf: (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, the Spiegel Group's Store number at which the Purchase, credit or return was made, the total of
     (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by Spiegel Group or Spiegel Group's Store prior to completing the transaction; or (c) electronic record whereby Spiegel Group or Spiegel Group's Store electronically transmits the information described in subsection (b) hereof to a network provider (selected by Spiegel Group at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

     1.2 Other Definitions. As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings. Defined terms stated in the singular shall include reference to the plural and vice versa.

                               SECTION 2. THE PLAN

     2.1 Establishment and Operation of the Plan. (a) The Plan is established for the primary purpose of providing Customer financing for Goods and/or Services purchased from Businesses. Spiegel Group and Bank shall use reasonable efforts to commence the Plan on or before May 1, 2003, or such other date as the parties mutually agree upon in writing. Spiegel Group shall use its best efforts to meet all of its obligations under the Phase 1 implementation requirements set forth in Schedule 1 on or before May 31, 2003. In the event Spiegel Group completes, and Bank certifies the performance of, all implementation requirements set forth in Schedule 1 on or before September 30, 2003, Bank will contribute to the Marketing Funds during the months of October, November and December, 2003, an amount equal to .0010 multiplied by the Net Sales for the prior fiscal month. Qualified Applicants desiring to use the Plan shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual Applicant. Subject to Section 3.6 (d) and Applicable


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Law, Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement.

     (b) Commencing sixty (60) days after the Full Implementation, Bank shall operate the Plan in accordance with the Service Standards set forth in Schedule
2.1 (the "Service Standards"). Prior thereto, Bank shall use reasonable efforts to meet the Service Standards set forth in Schedule 2.1, however, failure to do so, shall not constitute a breach of this Agreement. Bank will provide Spiegel Group with a monthly summary of Bank's performance regarding the Service Standards.

     (c) When Spiegel Group internally develops or acquires a new business (including but not limited to new divisions, stores, catalogs, Internet sites and other entities) for the sale of consumer goods and/or services after the Effective Date (referred to as a "New Business"), Spiegel Group shall notify Bank of such New Business. With respect to an internally developed New Business, if such New Business has substantially the same customer base as that in existence for the then current Businesses and cross-shopping exists with respect to such customer base (i.e., the Credit Card may be used in more than one Business), then the parties (including Spiegel Group and Bank in cases where the New Business is an operating division of Spiegel Group; but including Spiegel Group, Bank, and the New Business in cases where the New Business is a separate entity from Spiegel Group) shall execute an addendum to this Agreement incorporating the New Business into this Agreement, subject to the same terms and conditions as set forth in this Agreement. With respect to an internally developed New Business that does not meet the standards set forth in the immediately preceding sentence, or the acquisition by Spiegel Group of a New Business, Bank shall have a right of first refusal to add such New Business to the Plan and if Bank desires to do so, then Spiegel Group and Bank shall negotiate in good faith the pricing and other terms that shall apply to Bank issuing Accounts to customers of the New Business, and the parties (including Spiegel Group and Bank in cases where the New Business is an operating division of Spiegel Group; but including Spiegel Group, Bank, and the New Business in cases where the New Business is a separate entity from Spiegel Group) shall execute an addendum to this Agreement defining the terms and conditions that will apply to the New Business, which addendum shall be incorporated into this Agreement. Each time an addendum is executed by the parties, the New Business shall become a party to this Agreement, and all of the terms of this Agreement shall be deemed to cover the New Business, unless otherwise specifically agreed to by the parties in the addendum adding the New Business to this Agreement, and the term "Spiegel Group" shall be deemed to include the New Business.

     2.2 Applications for Credit Under the Plan; Billing Statements. (a) Applicants who wish to apply for an Account under the Plan must submit a completed application on a form or in an electronic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank's credit criteria. Spiegel Group or Spiegel Group's Stores shall provide a copy of the Credit Card Agreement to the Applicant to be retained for the Applicant's records. The application shall be submitted to Bank by the Applicant or submitted by Spiegel Group or Spiegel Group's Stores on behalf of the Applicant, as required in the Operating Procedures. If Bank grants the request for an


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Account, Bank will issue a Credit Card to the Applicant which accesses an individual line of credit in an amount determined by Bank.

     (b) Bank shall make available to Spiegel Group and Spiegel Group shall utilize a Quick Credit application procedure, as well as Batch Prescreen and catalog On-Line Prescreen application procedures. Bank will bear the credit bureau expense for Quick Credit, Internet applications, Instant Credit Applications and take-one applications. Concerning catalog On-Line Prescreen, Bank will bear 100% of the On-Line Prescreen credit bureau expense during Plan Year 1 and thereafter Bank shall bear such expense provided the Eddie Bauer Business' annual aggregate telephone acceptance rate is at least equal to the "Target Acceptance Rate". The Target Acceptance Rate shall be (Redacted)% for Plan Year 2; (Redacted) % for Plan Year 3 and (Redacted)% for Plan Year 4; (Redacted) % for Plan Year 5 and thereafter. If the aggregate acceptance rate of the Eddie Bauer Business is less than the Target Acceptance Rate for any given Plan Year, Spiegel Group will compensate Bank for the shortfall in performance according to this formula:

(Redacted)

This formula applies regardless of the approval rate. Bank may offset such amount against the Net Proceeds owed to Spiegel Group.

If the aggregate acceptance rate of the Eddie Bauer Business is less than (Redacted)% at the end of Plan Year 2, then Bank shall have the right to terminate catalog On-Line Prescreen and in such event Bank will consider making additional contributions to the Marketing Fund.

     (c) Spiegel Group agrees that it and Spiegel Group's Stores will keep confidential the information on such applications and shall not disclose the information to anyone other than authorized representatives of Bank.

     (d) All Cardholders will receive from Bank a periodic statement (the "Billing Statement") listing the amounts of Purchases made and credits received and other information, as required by Applicable Law or deemed desirable by Bank.

     (e) Bank shall make available to Spiegel Group Internet application procedures and Charge Slip processing. In such event, Spiegel Group shall be responsible for integrating and maintaining on its website at its sole expense a link to the Bank's Internet application processing website. Spiegel Group represents and warrants that, to integrate and maintain the link, and to ensure access to the Internet application processing website and reduce technical errors, its software providing the link will (to the extent within Spiegel Group's reasonable control) function, and continue to function, in a sound technical manner. Spiegel Group shall appropriately monitor the link to ensure it is functioning properly. In the event Bank changes or otherwise modifies the website address for Internet application processing, Spiegel Group will either update or modify the link as directed by Bank. In providing the link, Spiegel Group shall make it clear and conspicuous that the Customer is leaving Spiegel Group's website and is being directed


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to Bank's website for the exclusive purpose of accessing Bank's Internet application processing website. Spiegel Group agrees that, in connection with the link, it will only use Bank's name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank, or as approved in advance and in writing by Bank. Without limiting the generality of the scope of required approvals, but by way of example, Spiegel Group shall seek Bank's approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with the link. Spiegel Group agrees that, in the event the Internet Account approval rate is at least (Redacted) % less than the approval rate for Accounts originated through other sources, then Bank may impose a fee for Internet applications, provided that Bank shall notify Spiegel Group in advance from time to time of the amount of such fee, in writing, and Spiegel Group may elect not to utilize Internet application and/or Charge Slip processing. Spiegel Group will promote to its Customers the Bank's Electronic Bill Presentment and Payment.

     2.3 Operating Procedures. Spiegel Group, Spiegel Group's Stores and their Third Party Program vendors shall observe and comply with the Operating Procedures and such other reasonable procedures as Bank may prescribe on not less than ninety (90) days' prior written notice to Spiegel Group or otherwise required by Applicable Law. Spiegel Group shall ensure that Spiegel Group's Stores are trained regarding the Operating Procedures and shall exercise commercially reasonable efforts to ensure their compliance with them. Bank will observe and comply with its obligations under the Operating Procedures. The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, unless such changes are required by Applicable Law, a copy of any such amendment or modification shall be provided to Spiegel Group at least ninety (90) Business Days before its effective date, and for those changes required by Applicable Law, notice shall be given as soon as practicable.

     2.4 Plan Documents. Bank shall design, with Spiegel Group's review, the Credit Card Agreement, application, Credit Card, card mailer and billing statement to be used under the Plan, subject to and in compliance with the requirements of Applicable Law. The degree to which Spiegel Group's tradenames, trademarks, servicemarks or logos appear on applications, card mailers, Credit Cards, billing statements, letters, and other documents and forms (collectively, "Forms") is a matter to be determined by Bank after consultation and coordination with Spiegel Group and subject to Spiegel Group's right to reject any Form as provided in Section 2.10, and in accordance with Applicable Law. Bank and Spiegel Group shall mutually agree upon the marketing creative aspects of the Forms. Bank shall provide at Bank's expense appropriate quantities of the Credit Card Agreements, applications, Credit Card plastics, card mailer and billing statements. Spiegel Group shall pay the costs of all Credit Card plastics, including embossing and encoding, card carriers, envelopes, Credit Card Agreements and postage related to any reissuances requested by Spiegel Group for any reissuance of Credit Cards to Cardholders (other than replacements made by Bank from time to time at a Cardholder's request on an individual basis). In the event any Forms become obsolete as a result of changes requested by Spiegel Group, Spiegel Group shall reimburse Bank for its itemized and documented costs associated with any unused obsolete Forms. Only one


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design shall be used for each form. In the event Spiegel Group's catalog service center cannot support Bank's required real-time Cardholder notification requirements, Spiegel Group shall pay the costs incurred in connection with any required inactive Cardholder mailings.

     2.5 Marketing. (a) Spiegel Group agrees to prominently advertise and actively promote the Plan wherever Customers can purchase Goods and Services, including, without limitation, those marketing promotions set forth in Schedule
2.5 and such other methods mutually agreed upon by Spiegel Group and Bank. Spiegel Group and Bank will jointly agree upon programs to market the Plan involving the use of the Marketing Funds, both initially and on a continuing basis. Spiegel Group shall solely determine any advertising conducted by Spiegel Group without the use of Marketing Funds, subject to Bank's review and approval of references to the Plan for compliance with Applicable Law. Once Spiegel Group and Bank agree upon standards for the use of Bank's and Spiegel Group's names or any trademark, service mark or trade name of Bank and Spiegel Group, neither party will deviate from such standards without express prior approval of the other party.

     (b) Commencing with the second Plan Year, Bank shall contribute, to apply to marketing and promotion expenses associated with the Plan in each Plan Year, an amount equal to (Redacted). In addition, in the event the aggregate Net Sales during any Plan Year reaches or exceeds $(Redacted) for Eddie Bauer, then Bank shall contribute an additional amount equal to Redacted), in excess of such amount, for the remainder of the Plan Year and if such additional amounts are not used in that Plan Year they will roll over to the next Plan Year, but shall not have any cash value upon termination. All of such funds shall be referred to herein as the "Marketing Funds." Immediately upon the elimination of the Holdback as set forth in Section 11.1(f), the above rate shall be increased to (Redacted). Bank shall determine a separate Marketing Fund for each individual Business, based on such Business' Net Sales. If the Marketing Funds are not used in the Plan Year they will not roll over to the next Plan Year and shall not have any cash value. Spiegel Group shall, to the extent applicable, pay all marketing and promotion expenses directly as they are incurred, and shall send Bank an invoice for the aggregate amount of the expenditures mutually agreed upon by the parties together with copies of paid invoices or other supporting documentation reasonably satisfactory to Bank for such expenses and Bank shall reimburse Spiegel Group within thirty (30) days of invoice date until Bank's maximum contribution amount for the applicable Plan Year has been met. If Bank is notified of the termination of this Agreement by Spiegel Group pursuant to
Section 9, then Bank shall have the right to cease the availability of the Marketing Funds contributed by Bank for any future marketing or promotions, however, if the Term is renewed by Spiegel Group prior to the end of the Term, then Bank shall continue to contribute any unused Marketing Funds for such Plan Year on a retroactive basis.

     (c) Bank has entered into separate private label credit card program agreements with Spiegel and each of Catalog, Newport and Eddie Bauer. Bank agrees that during the Term, Bank will pay for the prescreening expenses for up to an aggregate total of (Redacted) names (that pass Bank's prescreening criteria) of Customers and/or customers or potential customers of the Businesses of Catalog, Newport and Eddie Bauer, for a prequalified offer for an Account and/or for an account issued by Bank for customers of Eddie Bauer, provided that Bank shall not incur any expenses in mailing the offer. Spiegel shall determine how to apportion the total number among Catalog, Newport and Eddie Bauer and shall advise Bank in writing. Spiegel Group shall provide Bank with the names to be prescreened. Spiegel Group will consult with Bank regarding the selection criteria used by Spiegel and the parties will subsequently review the results from such lists.

     2.6 Administration of Accounts. Bank shall perform, in compliance with Applicable Law, all functions necessary to administer and service the Accounts, including but not limited to: processing of applications; Credit Card production and issuance; making all necessary credit investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; preparing and mailing billing statements; billing error investigation; adjusting credit limits; making collections; handling Cardholder inquiries; and processing payments.

     2.7 Credit Decision. The decision to extend credit to any Applicant under the Plan shall be Bank's decision. Bank's credit underwriting policy shall be in compliance with any requirements of Bank's funding for the Plan and the requirements of Applicable Law. Bank will work in good faith with Spiegel Group to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to Spiegel Group and Bank. Spiegel Group may from time to time request Bank to consider offering certain types of special credit programs. Bank shall reasonably consider Spiegel Group's requests and negotiate with Spiegel Group in good faith. However, Bank shall, in its sole discretion, subject to Applicable Laws and safety and soundness considerations, determine whether or not to offer any of such programs. In the event Bank agrees to any special credit program, Spiegel Group and Bank shall mutually agree upon any special terms and fees associated with the program. (Redacted)

     2.8 Ownership of Accounts and Mailing Lists. The Customer's names and addresses and other Customer information collected by Spiegel Group and Eddie Bauer independent of Bank and set forth in Eddie Bauer's records, shall be the exclusive property of Eddie Bauer, but Spiegel Group shall during the Term of this Agreement as requested by Bank make the names and addresses of Customers available to Bank, as permitted by Applicable Law to be used only for purposes of solicitation, as provided hereunder, of such Customers to become Cardholders of Bank and in connection with the administration of the Plan in accordance with the terms of this Agreement. Bank shall provide to Spiegel Group monthly one (1) master file extract initially containing the information set forth on Schedule
2.8 to the extent such information is available to Bank, but subject to change by Bank at any time, and any other information agreed to by Spiegel Group and Bank, to the extent permitted by Applicable Law, which Spiegel Group may use solely in connection with maintaining and servicing the Accounts and for the purpose of marketing its Goods and Services to the Cardholders, as permitted by Applicable Law. Spiegel Group shall keep such Cardholder information confidential and shall not sell, lease, transfer or disclose such information to any third party without

Bank's prior written consent. The Accounts and all information related thereto, including without limitation the receivables, names, addresses, credit and transaction information of Cardholders, as set forth in Bank's records shall be the exclusive property of Bank during and after the Term of this Agreement unless the Accounts are purchased by Spiegel Group pursuant to Section 9. Bank shall have the right to take a security interest in the Goods purchased with an Account, and is solely liable for any action taken with respect to such security interest or lien as to such Goods. Bank will promptly assign any such interest to the Spiegel Group in the event of purchase of Accounts pursuant to Section
9.5 or a chargeback pursuant to Section 3.10.

     2.9 Debt Cancellation and Enhancement Marketing Services. (a) Spiegel Group and Bank agree that Bank will exclusively make available to Cardholders various types of insurance and/or debt cancellation programs (collectively referred to herein as "Debt Cancellation Products") offered by Bank and/or its vendors or Affiliates. Such products shall include, but not be limited to, credit life insurance, accidental death and disability insurance and debt cancellation programs. Bank shall, prior to offering any Debt Cancellation Products to Cardholders, review the proposed solicitations and offerings with Spiegel Group. Bank may make up to six (6) offers (call transfer and call to confirm programs shall not constitute offers) per Plan Year, up to two (2) of which may be statement inserts as long as the weight of each monthly insert does not exceed
0.085 ounces and up to two (2) of which may be outbound telemarketing contact offers. The charges for Debt Cancellation Products shall be charged to the applicable Cardholder's Account. Spiegel Group will assist Bank's effort to offer Debt Cancellation Products so long as such assistance will not require Spiegel Group to incur any direct expense or cost. Bank shall not make more than two (2) outbound telemarketing contact offers per Cardholder per Plan Year and Spiegel Group shall have the right to approve the script, which approval shall not be unreasonably withheld.

     (b) Spiegel Group and Bank agree that Bank will make available to Cardholders various types of other products and services (collectively referred to herein as "Enhancement Marketing Services") through solicitations made in connection with their Accounts. Such Enhancement Marketing Services may include but are not limited to travel clubs, legal services, card registration programs and merchandise products. Such Enhancement Marketing Services will be offered through various direct marketing channels including but not limited to direct mail, telemarketing, call transfer, call to confirm, statement inserts, statement messaging and IVR. Bank shall have the right to utilize up to 2 statement inserts and 1 statement envelope (bangtail) each month during four months per Plan Year, up to a total combined weight equal to 0.310 ounces, for Enhancement Marketing Services. Bank will notify Spiegel Group of the proposed offer prior to its execution and obtain Spiegel Group's prior written consent, which shall not be unreasonably withheld. The charges for the products and services will be billed to the applicable Cardholder's Account when appropriate.

     (c) Spiegel Group shall receive from Bank (Redacted) % of the net profit (Bank's revenues, commissions and other incentives minus Bank's total direct expenses) generated by Debt Cancellation Products (to the extent permitted by Applicable Law and Bank's insurer) and Enhancement Marketing Services, payment to be made on a monthly basis, together with a statement setting forth the revenues, expenses and profits in reasonable detail.

     (d) Spiegel Group may with Bank's prior written approval and subject to Bank's ability to support the programs enter into its own third party marketing efforts ("Third Party Programs") to make available to Cardholders various types of other products and services, and Bank shall process and settle such Purchases for such Third Party Programs, subject to the terms and conditions set forth in this Agreement. In consideration for such processing by Bank, Spiegel Group's Third Party Program vendor shall pay to Bank a one time start-up and administrative expense equal to $ Redacted for a Standard Implementation and $ Redacted for a non-Standard Implementation, and for all marketing done outside of Bank's statements an on-going processing fee equal to at least (Redacted)% of the Net Sales related to such Third Party Program charges, in lieu of all applicable Discount Fees related to such charges, which fees shall be offset by Bank against the settlement amounts to be paid to the vendor. In the event such Third Party Program vendor fails to pay such amounts to Bank, Spiegel Group shall reimburse Bank for all amounts owed by its Third Party Program vendors with respect to returns, cancellations or other credits to the Credit Card. For all Third Party Programs where the marketing efforts utilize Bank's statements, in lieu of the (Redacted)% fee set forth above, Spiegel Group shall pay to Bank (Redacted)%) of the net profit (Spiegel Group's revenues, commissions and other incentives minus Spiegel Group's total expenses) generated by such Third Party Programs, payment to be made on a monthly basis, together with a statement setting forth the revenues, expenses and profits in reasonable detail. Bank and Spiegel Group shall enter into written agreements with such Third Party Program vendors setting forth the conditions herein and any other terms and conditions that are mutually satisfactory to the parties.

     2.10 Ownership of Spiegel Group Name. Anything in this Agreement to the contrary notwithstanding, Spiegel Group shall retain all rights in and to Spiegel Group's name and the name selected by Spiegel Group for use on the Credit Card and all trademarks, service marks and other rights pertaining to such names (collectively, the "Name Rights") and all goodwill associated with the use of the Name Rights whether under this Agreement or otherwise shall inure to the benefit of the Spiegel Group. Spiegel Group shall have the right, in its sole and absolute discretion, to prohibit the use of any of its Name Rights in any Forms, advertisements or other materials proposed to be used by Bank which Spiegel Group in its reasonable business judgment deems objectionable or improper. Bank shall cease all use of the Name Rights upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement, in which case Bank may use the Name Rights solely in connection with the administration and collection of the balance due on the Accounts. Spiegel Group grants Bank the limited right during the Term to use Spiegel Group's Name Rights, as specified by Spiegel Group, in connection with Bank and its Affiliates' marketing and promotion materials and literature in written and electronic form regarding advertising of Bank's private label program and their business client lists.

                        SECTION 3. OPERATION OF THE PLAN

     3.1 Honoring Credit Cards. Spiegel Group agrees that Spiegel Group and Spiegel Group's Stores will honor any Credit Card properly issued and currently authorized by Bank pursuant to the Plan, Bank's Eddie Bauer credit cards and to the extent agreed to by Spiegel Group and Bank on a case-by-case basis, any other credit cards owned by Bank that Bank has designated. Spiegel Group shall deliver to Bank all Transaction Records evidencing transactions made under the Plan, in accordance with the provisions of this Agreement and the Operating Procedures.

     3.2 Additional Operating Procedures. In addition to the procedures, instructions and practices contained in the Operating Procedures, Spiegel Group agrees that Spiegel Group and Spiegel Group's Stores will comply with the following procedures:

     (a) In each Credit Card transaction Spiegel Group and Spiegel Group's Stores must obtain all the information contained in clause (b) of the definition of Transaction Record. The date which appears on the Charge Slip or Credit Slip will be prima facie evidence of the transaction date, and Spiegel Group shall be required to transmit all Transaction Records relating to such Charge Slip and/or Credit Slip so that Bank receives such Transaction Records no later than the second Business Day after the transaction date (excluding any unforeseen systems malfunctions). The "Cardholder Copy" of each Charge Slip shall be delivered to the Cardholder at the time of the transaction if the Cardholder is in the store.

     (b) All Charge Slips will evidence the total price of the sale minus any cash down payment. Spiegel Group shall retain the "Merchant Copy" (in a hard copy, or scanned or other digital or electronic image form) of all Spiegel Group and Spiegel Group's Store generated Charge and Credit Slips for each transaction for a period of twelve (12) months from the date of presentation to Bank or in the case of Promotional Programs, twelve (12) months from the end of the applicable Promotional Program, as applicable.

     (c) Spiegel Group and Spiegel Group's Stores will maintain a fair policy for the exchange and return of Goods and adjustment for Services rendered and for that purpose will give credit to Accounts upon such exchange, return or adjustment. Spiegel Group and Spiegel Group's Stores will not make cash refunds to Cardholders on Credit Card Purchases. If any Goods are returned, price adjustment is allowed, or debt for Services is adjusted, Spiegel Group and Spiegel Group's Stores will notify the Bank and provide appropriate documentation thereof to the Cardholder. Upon receipt of Transaction Records reflecting a credit to which there has been a corresponding debit, Bank will net against amounts payable by Bank to Spiegel Group the total shown on the Credit Slip, and credit the Cardholder's Account in the amount of such Credit Slip. If the Spiegel Group Deposit Account contains insufficient funds, Spiegel Group shall remit the amount of such Credit Slips, or any unpaid portion thereof, to Bank immediately upon written demand.

     (d) Spiegel Group's Stores shall not, when the Cardholder or authorized user is present in the store, accept a transaction to be charged to an Account without presentation of a Credit Card or proper identification as outlined in the Operating Procedures.

     3.3 Cardholder Disputes Regarding Goods or Services. Spiegel Group and Spiegel Group's Stores shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods or Services obtained through Spiegel Group and Spiegel Group's Stores pursuant to the Plan. Spiegel Group and Spiegel Group's Stores shall timely process credits or refunds for Cardholders utilizing the Plan.

     3.4 No Special Agreements. Neither Spiegel Group nor Spiegel Group's Stores will extract any special agreement, condition or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

     3.5 Cardholder Disputes Regarding Violations of Law or Regulation. Spiegel Group and Bank shall use reasonable efforts to assist the other to investigate and help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law or other Cardholder complaint.

     3.6 Payment to Spiegel Group; Ownership of Accounts; Fees; Accounting. (a) Spiegel Group shall electronically transmit all Transaction Records from Spiegel Group and Spiegel Group's Stores to Bank in a format acceptable to Bank. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records, and in the time frames specified herein, Bank will remit to Spiegel Group an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made. In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by Spiegel Group or paid by Bank to Spiegel Group, Bank shall promptly notify Spiegel Group in writing in detail of the discrepancy, and credit Spiegel Group, or net against amounts owed to Spiegel Group, as the case may be, in a subsequent daily settlement. Bank will transfer funds via Automated Clearing House ("ACH") to an account designated in writing by Spiegel Group to Bank (the "Spiegel Group Deposit Account"). If Transaction Records are received by Bank's processing center before 12 noon Eastern time on a Business Day, Bank will initiate such ACH transfer by 12 noon Eastern time on the next Business Day thereafter. In the event that the Transaction Records are received after 12 noon Eastern time on a Business Day, then Bank will initiate such transfer no later than 12 noon Eastern time on the second Business Day thereafter. Bank shall remit funds to one Spiegel Group designated account and shall not remit funds to individual Businesses or Spiegel Group's Stores. The term "initiate" shall mean that Bank shall transmit an ACH file to Bank's financial institution for settlement on the next Business Day.

     (b) Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, neither Spiegel Group nor Spiegel Group's Stores shall have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan. Effective upon the delivery of each Charge Slip by Spiegel Group and Spiegel Group's Stores to Bank and payment to Spiegel Group by Bank pursuant to

Section 3.6(a), Spiegel Group and Spiegel Group's Stores shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any.

     (c) All Transaction Records are subject to review and acceptance by Bank in accordance with its usual and customary practices for reviewing and accepting Transaction Records. In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to the Spiegel Group's Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, Spiegel Group shall remit the proper amount to Bank immediately upon written demand. Upon any such correction Bank shall give same day notice thereof to Spiegel Group.

     (d) Subject to Applicable Law and the terms and conditions set forth in the Credit Card Agreement, Bank shall initially charge each Cardholder a finance charge on the unpaid balance in their Account at a variable annual percentage rate equal to the Prime Rate plus 16.5% with a minimum of 22.8% and a default rate equal to the maximum amount permitted by law (currently (24.8%), but not greater than 29.9 %; a $1 minimum finance charge; late fees equal to $25; and returned check fees equal to $25. Bank may make any changes in these terms of the Credit Card Agreement at any time as required by Applicable Law or on an individual Account by Account basis in connection with its servicing of the Accounts. With respect to any other changes in terms affecting the APR and/or fees charged by Bank as set forth above Bank will, prior to making any changes, review and discuss such changes with Spiegel Group in order to maximize the potential of the Plan and mutually benefit Spiegel Group and the Bank.

     (e) Spiegel Group and Spiegel Group's Stores shall obtain and maintain at their own expense such point of sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement. The computer programs and telecommunications protocols necessary to facilitate communications between Bank and Spiegel Group and Spiegel Group's Stores shall be determined by Bank from time to time subject to reasonable prior notice of any change in such programs, equipment or protocols. Such changes as determined by Bank shall be required of all similar Bank clients, and if the actual annual (per Plan Year) costs of such changes for Spiegel Group and any Spiegel Group Affiliates that also have private label credit card program agreements with Bank similar to this Agreement, in the aggregate exceed $ (Redacted), Bank shall split the excess costs with Spiegel Group above such amount.

     (f) Spiegel Group may from time to time offer Promotional Programs to Cardholders. Spiegel Group shall be responsible for ensuring that all Purchases subject to any Promotional Programs are properly designated as such on the Transaction Record in accordance with Bank's instructions.

     (g) Bank may, if Spiegel Group fails to pay Bank any amounts due to Bank pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to Spiegel Group under this Agreement and will provide written detail in the daily settlement report.

     3.7 Insertion of Spiegel Group's Promotional Materials. Bank shall from time to time insert Spiegel Group's promotional materials for Spiegel Group's Goods and Services, which are provided by Spiegel Group at Spiegel Group's expense or from the Marketing Fund, into the Account billing statements and new Credit Card mailers, so long as the materials: (a) are provided to Bank at least fifteen (15) Business Days prior to the scheduled mailing date of such statements or notices; (b) if they reference Bank or the Plan in any manner, are approved by Bank as to content, in Bank's reasonable discretion; (c) meet all size, weight, or other specifications for such inserts as shall be reasonably set by Bank from time to time with at least 30 days prior written notice to Spiegel Group of such standards; (d) there is sufficient space in Bank's standard envelope for the insert in addition to any legally required material, Cardholder notices and other materials which Bank is including in the mailing, including Enhancement Marketing Services in accordance with Section 2.9(b), and where notification of any inclusion of any such insert, the weights, etc. has been provided by Bank to Spiegel Group as soon as possible; and (e) Spiegel Group pays any and all additional postage costs caused by Bank's insertion of materials provided by Spiegel Group, if instructed by Spiegel Group to insert regardless of the additional postage costs.

     3.8 Payments. All payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank. Spiegel Group hereby authorizes Bank, or any of its employees or agents, to endorse "World Financial Network National Bank" upon all or any checks, drafts, money orders or other evidence of payment, made payable to Eddie Bauer and intended as payment on an Account, that may come into Bank's possession from Cardholders and to credit said payment against the appropriate Cardholder's Account. Spiegel Group shall not accept any payments made with respect to the Plan. Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless an Account or Purchase is charged back to Spiegel Group pursuant to the provisions of Sections
3.9 and 3.10 hereof. Upon emergence from bankruptcy and upon at least ninety
(90) days prior written request from Spiegel Group, payment may be accepted at Spiegel Group's Stores. Spiegel Group further agrees that if Spiegel Group is permitted by Bank to receive any payment made with respect to an Account, Spiegel Group and Spiegel Group's Stores will on Bank's behalf hold such payment in trust for Bank and will within one (1) Business Day after receipt include the amount of such payment in the Transaction Records sent to Bank pursuant to this Agreement. Bank will charge the amount of such payment against the Spiegel Group Deposit Account, or, if the Spiegel Group Deposit Account contains insufficient funds, Spiegel Group shall remit the amount of such payment, or any unpaid portion thereof, to Bank immediately upon written demand. Payments made by Cardholders at Spiegel Group's Stores shall not be deemed received by Bank until Bank receives and accepts the Transaction Records. Spiegel Group shall promptly comply with any written instruction by Bank or any successor to Bank to cease accepting Account payments and thereafter inform Cardholders who wish to make payments that payments should be made to Bank.

     3.9 Chargebacks. Bank shall have the right to demand immediate purchase by Spiegel Group of any Purchase and charge back to Spiegel Group the unpaid balance (including principal, accrued and billed finance charges, fees, charges and any of such amounts written off by Bank), if and whenever:

     (a) Any unresolved Cardholder claim, defense or dispute is asserted against Bank with respect to such Purchase or the Account as a result of an action or inaction by Spiegel Group and/or Spiegel Group's Stores pursuant to and within the time limits under Applicable Law; or

     (b) Bank determines that with respect to such Purchase or the Account: (i) there is a breach of any warranty or representation made by or with respect to Spiegel Group under this Agreement relating to such Purchase or Account; (ii) there is a failure by Spiegel Group to comply with any term or condition of this Agreement relating to such Purchase or Account, which failure shall not have been cured within fifteen (15) days after receipt of written notice thereof from Bank; or (iii) after receipt of a fraud affidavit from the Cardholder, Bank determines that the signature on any Charge Slip has been forged or is counterfeit; or

     (c) After reasonable notice to Spiegel Group, any Purchase amount is not paid when due, and the Cardholder has stated in writing that the Cardholder's reason for such nonpayment is an alleged breach of warranty or representation by Spiegel Group or Spiegel Group's Stores or the result of a dispute by a Cardholder in connection with the sale of Goods, or the furnishing of Services by Spiegel Group or Spiegel Group's Stores to such Cardholder; or

     (d) Any Cardholder claim, defense, dispute or fraud is asserted against Bank with respect to such Purchase and the Transaction Record from Spiegel Group did not contain the appropriate Bank authorization code for such Purchase (excluding, through June 30, 2003, those certain Transactions identified by Spiegel Group with transaction code 331 with the descriptor "catalog debit adjustment"); or

     (e) For any chargeback reason as set forth in the Operating Procedures.

     3.10 Assignment of Title in Charged Back Purchases. With respect to any amount of a Purchase to be charged back to and to be purchased by Spiegel Group, Spiegel Group shall either pay such amount directly to Bank in immediately available funds or Bank will offset such amount as part of the Net Proceeds to be paid to Spiegel Group, to the extent the balance thereof is sufficient. Upon payment of such amount by Spiegel Group to Bank, or off-setting, as the case may be, Bank shall assign and transfer to Spiegel Group, without recourse, all of Bank's right, title and interest in and to such Purchase and deliver all documentation (or copies) in Bank's possession with respect thereto. Spiegel Group further consents to all extensions or compromises given any Cardholder with respect to any such Purchase, and agrees that such shall not affect any liability of Spiegel Group hereunder or right of Bank to charge back any Purchase as provided in this Agreement; provided, however, that Bank shall not have the right to charge back for any Purchase the amount of any reductions, or compromises of amounts owed by a Cardholder to Bank. Spiegel Group shall not resubmit or re-transmit any charged back Purchases to Bank, without Bank's prior written consent.

     3.11 Promotion of Program and Card Plan; Non-Competition. Throughout the Term of this Agreement, Spiegel Group shall actively and consistently market, promote, participate in and support the Plan as set forth in this Agreement. Spiegel Group shall not accept or honor any other private label credit cards for the purchase of Goods and/or Services. Spiegel Group agrees that in consideration and as an inducement for Bank to make the Plan available to Spiegel Group as outlined in this Agreement and the Operating Procedures, from the Effective Date and for as long as this Agreement is in existence, Spiegel Group will not, without the prior written consent of Bank, contract or establish with any other credit card processor/provider or provide or process on its own behalf any "private label" or "co-brand" revolving credit or other credit card issuance or processing arrangement or programs similar in purpose to the Plan or to the services and transactions contemplated under this Agreement, except that if either party provides notice of termination pursuant to Section 9.1 of this Agreement or if Spiegel Group terminates under Section 9.3, Spiegel Group may enter into a contract with another credit card processor/provider effective on or after termination of this Agreement. Spiegel Groups' Affiliates shall not issue or establish a credit card program for financing the purchase of Goods and/or Services. Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit or prevent Spiegel Group from: (i) accepting any major general purpose credit card (including without limitation, American Express Card, MasterCard, Visa, or NOVUS), or any stored value card or gift card, or any form of general purpose debit card or fixed payment (installment) credit programs for Applicants declined by Bank, as a means of payment by Cardholders and Customers for purchase of Goods and Services; or (ii) entering into a contract with another credit card provider for a particular state after Bank has terminated the operation of the Plan in such state pursuant to Section 9.4; or (iii) accepting any private label credit cards issued by Eddie Bauer to a Customer prior to the Effective Date.

     3.12 Postage. Any increase(s), in Bank's cost of mailing Account billing statements, form letters or new Credit Cards due to increase(s) in the first class pre-sort cost of postage from the United States Postal Service occurring on or after the Effective Date, which increase(s) in the aggregate exceed the increases in the national Consumer Price Index for Urban Consumers (CPI-U) for the same time period shall be borne by Spiegel Group. Adjustments will be made for any subsequent decreases in the cost of postage. Bank will use commercially reasonable efforts to obtain the best bulk rate discount.

     3.13 Reports. Bank will deliver to Spiegel Group the reports set forth in
Schedule 3.13 attached hereto as specified therein. Bank may provide any additional reports requested by Spiegel Group upon such terms and at the costs mutually agreed to by the parties.

     3.14 Security and Fraud Prevention. The Operating Procedures provide for general guidelines regarding security efforts of Bank and the Spiegel Group to limit and prevent the fraudulent opening of Accounts and the fraudulent compromising of Accounts. Bank shall be responsible for all damages related to any and all Purchases placed upon an Account that was fraudulently opened, provided that Spiegel Group has followed all Operating Procedures. Spiegel Group shall be responsible for any Chargeback arising out of a Purchase by a non-cardholder who has compromised an Account where Spiegel Group has failed to follow all Operating Procedures regarding the acceptance of the Credit Card. The parties will exercise best efforts in developing and/or utilizing commercially reasonable and appropriate industry best practices and preventative measures, as such change from time to time during the Term, to prevent and lower fraudulent Account openings and Purchases, and to protect information exchanged hereunder, including but not limited to, any information referenced in Section 10.17 or otherwise delivered to the other pursuant to this Agreement or for system testing and reconciliation.

           SECTION 4. REPRESENTATIONS AND WARRANTIES OF SPIEGEL GROUP

     Spiegel Group hereby represents and warrants to Bank during the Term as follows:

     4.1 Organization, Power and Qualification. Spiegel and Eddie Bauer are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware and have full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Each entity is duly qualified and in good standing to do business in all jurisdictions where they are located, except where the failure to so qualify would not have a material adverse effect on their business, or where the failure to so qualify would not have a material adverse effect on Spiegel Group's or Bank's ability to continue operation of the Plan.

     4.2 Authorization, Validity and Non-Contravention. (a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Spiegel Group and, subject to and upon the approval of the United States Bankruptcy Court for the Southern District of New York, is a valid and legally binding agreement of Spiegel Group duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

     (b) Other than the approval of the United States Bankruptcy Court for the Southern District of New York, no consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Spiegel Group is required for, and the absence of which would adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

     (c) The execution and delivery of this Agreement by Spiegel Group hereunder and the compliance by Spiegel Group with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Spiegel Group is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Spiegel Group, nor will such execution, delivery or compliance violate or result in the violation of the respective Articles of Incorporation or By-Laws of Spiegel and Eddie Bauer.

     4.3 Accuracy of Information. All factual information furnished by Spiegel Group to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Spiegel Group to Bank will be, to Spiegel Group's best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

     4.4 Validity of Charge Slips. (a) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

     (b) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, Spiegel Group has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectibility.

     4.5 [Intentionally Left Blank]

     4.6 Spiegel Group's Name, Trademarks and Service Marks. Spiegel Group has the legal right to use and to permit the Bank to use, to the extent set forth herein, the various tradenames, trademarks, logos and service marks specified by Spiegel Group for use in connection with the Plan.

     4.7 Intellectual Property Rights. In the event Spiegel Group provides any software or hardware to Bank, Spiegel Group has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for Spiegel Group or its Affiliates, to facilitate the Plan, including but not limited to, software and software modifications developed in response to Bank's request or to accommodate Bank's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Spiegel Group and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Spiegel Group and/or its Affiliates. Any software, hardware or technology provided by Spiegel Group is without warranty of merchantability or warranty of fitness for a particular use, and is provided "AS IS".

                      SECTION 5. COVENANTS OF SPIEGEL GROUP

     Spiegel Group hereby covenants and agrees as follows:

     5.1 Notices of Changes. Spiegel Group will as soon as reasonably possible notify Bank of any: (a) change in the name or form of business organization of Spiegel Group, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Spiegel Group or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Spiegel Group; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on Spiegel Group in its ability to perform hereunder; or (d) the planned opening or closing of any Spiegel Group Store. Spiegel Group will furnish such additional information with respect to any of the foregoing as Bank may request for the purpose of evaluating the effect of such change on the financial condition and operations of Spiegel Group and on the Plan.

     5.2 Financial Statements. Spiegel Group shall furnish to Bank upon request the following information pertaining to Spiegel Group: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Spiegel Group's independent certified public accountants in connection with such of the financial statements as have been audited.

     5.3 Inspection. Spiegel Group will permit, once per Plan Year, unless Bank has reasonable cause to do so, authorized representatives designated by Bank, at Bank's expense, to visit and inspect, to the extent permitted by Applicable Law, any of the Spiegel Groups' and Spiegel Group's Stores, books and records pertaining to Transaction Records, Third Party Programs and the Plan and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.

     5.4 Spiegel Group's Business. Spiegel Group shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the sale of Goods and Services. Spiegel Group shall provide to Bank upon request not more than once per quarter a forecast of Spiegel Group's total sales and the forecasted number of stores and a weekly unaudited report of the actual total sales by sales channel.

     5.5 Spiegel Group's Stores. Spiegel Group shall cause all of Spiegel
Group's

Stores to comply with the obligations, restrictions and limitations of this Agreement as such are applicable at the point of sale of the Goods and Services.

     5.6 Insurance. Spiegel Group shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within Spiegel Group's industry engaged in similar businesses as Spiegel Group.

     5.7 Spiegel Group's Tracking Reports. Spiegel Group shall use its best efforts to commence within eighteen (18) months after the Effective Date, providing Bank with weekly On-Line Prescreen acceptance and activation results by telemarketing associate, supervisor and call center facility.

     5.8 Compliance with Law. Any action or inaction taken by Spiegel Group and Spiegel Group's Stores (where Spiegel Group or Spiegel Group's Stores have a duty to act) in connection with the Plan and the sales of Goods and/or Services and any Third Party Programs shall be in compliance with all Applicable Law except where the failure to comply does not or will not have an adverse effect on Spiegel Group, the Bank or the Plan.

                SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK

     Bank hereby represents and warrants to Spiegel Group during the Term as follows:

     6.1 Organization, Power and Qualification. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

     6.2 Authorization, Validity and Non-Contravention. (a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

     (b) No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

     (c) The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Bank is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank.

     6.3 Accuracy of Information. All factual information (including all information concerning the Bank's funding facility) furnished by Bank to Spiegel Group in writing at any time pursuant to any requirement of, or furnished in response to any written request of Spiegel Group under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to Spiegel Group will be, to Bank's best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

     6.4 [Intentionally Left Blank]

     6.5 Intellectual Property Rights. In the event Bank provides any software or hardware to Spiegel Group, Bank has the legal right to such software or hardware and the right to permit Spiegel Group to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by or for Bank or its Affiliates, to facilitate the Plan, including but not limited to, software and software modifications developed in response to Spiegel Group's request or to accommodate Spiegel Group's special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Spiegel Group or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates. Any software, hardware or technology provided by Bank is without warranty of merchantability or warranty of fitness for a particular use, and is provided "AS IS".

     6.6 Litigation & Solvency. As of the Effective Date, there is no outstanding litigation, arbitrated matter or other dispute to which Bank is a party, which, if decided unfavorably to Bank, would reasonably be expected to have a material adverse effect on Bank's ability to fulfill its obligations under this Agreement. As of the Effective Date Bank is solvent, has not had a receiver or trustee appointed, and has not executed any assignment for the benefit of its creditors.

                          SECTION 7. COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

     7.1 Notices of Changes. Bank will as soon as reasonably possible notify Spiegel Group of any: (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Bank; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on the Plan. Bank will furnish such additional information with respect to any of the foregoing as Spiegel Group may request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

     7.2 Financial Statement. Bank shall furnish to Spiegel Group upon request by Spiegel Group and as soon as available the following information pertaining to Bank: (a) a consolidated balance sheet as of the close of each fiscal year;
(b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Bank's independent certified public accountants in connection with such of the financial statements as have been audited.

     7.3 Inspection. Bank will permit, once per Plan Year unless Spiegel Group has reasonable cause to do so, authorized representatives designated by Spiegel Group, at Spiegel Group's expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank's books and records pertaining to the Discount Fees, credit bureau costs reimbursement pursuant to Section 2.2(b) to the extent permitted by Bank's third party contracts (if not permitted, Bank will provide an officer's certification of the costs), the Holdback, the Debt Cancellation Products and Enhancement Marketing Services Programs' commissions, revenues and expenses set forth in Section 2.9, and Purchases and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours. Bank shall permit Spiegel Group, once per Plan Year, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to monitor the activities of Bank and its subcontractors.

     7.4 Bank's Business. Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

     7.5 Insurance. Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank.

     7.6 Bank's Funding Facility. Bank will during the pending Spiegel Group bankruptcy proceedings use reasonable efforts to obtain and maintain its funding facility for the Plan. Bank will during the pending Spiegel Group bankruptcy proceedings provide Spiegel Group with the conditions that trigger termination of Bank's funding facility and any changes thereto and will provide monthly reporting to Spiegel Group of Bank's performance with respect to the conditions that trigger termination of the funding facility.

     7.7 Compliance with Law. The Plan, the Credit Card Agreements and the Enhancement Marketing Services and any action or inaction taken by Bank (where Bank has a duty to act) in connection with same shall be in compliance with all Applicable Law except where the failure to so comply does not or will not have an adverse effect on the Bank, Spiegel Group or the Plan.

                           SECTION 8. INDEMNIFICATION

     8.1 Indemnification Obligations. (a) Spiegel Group shall be liable to and shall indemnify and hold Bank and its Affiliates and their respective officers, directors, employees, subcontractors and their successors and assigns, harmless from any and all Losses (as hereinafter defined) incurred by reason of: (i) Spiegel Group's breach of any representation, warranty or covenant hereunder;
(ii) Spiegel Group's failure to perform its obligations as required hereunder;
(iii) any property damage or personal injury caused by or related to Goods and/or Services charged to an Account; and/or (iv) any action or failure to act by Spiegel Group, Spiegel Group's Stores and/or Third Party Program vendors (where Spiegel Group, Spiegel Group's Stores or the Third Party Program vendors have a duty to act) and their respective officers, directors and employees which results in a claim against Bank, its officers, employees, Affiliates, unless the proximate cause of any such claim is an act or failure to act by Bank, its Affiliates or any subcontractor, or their respective officers, directors or employees.

     (b) Bank shall be liable to and shall indemnify and hold Spiegel Group and its Affiliates and their respective officers, directors, employees, sub-contractors and their successors and assigns, harmless from any and all Losses (as hereinafter defined) incurred by reason of: (i) Bank's breach of any representation, warranty or covenant hereunder; (ii) Bank's failure to perform its obligations as required hereunder; (iii) any action or failure to act by Bank (where Bank has a duty to act) and its officers, directors, and employees which results in a claim against Spiegel Group, its officers, employees, Affiliates, unless the proximate cause of any such claim is an act or failure to act by Spiegel Group, its Affiliates or any subcontractor, or their respective officers, directors or employees; and/or (iv) the rejection for credit of any Applicant by Bank under the Plan except to the extent it results from any action or omission of Spiegel Group.

     (c) For purposes of this Section 8.1 the term "Losses" shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys' fees, disbursements, settlements (which require the other party's consent which shall not be unreasonably withheld), and court costs, reasonably incurred by Bank or Spiegel Group, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement except that Losses may not include any overhead costs that either party would normally incur in conducting its everyday business.

     8.2 LIMITATION ON LIABILITY. (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, PROVIDED,

HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO A PARTY'S INTENTIONAL BREACH OF THIS AGREEMENT.

     (b) BANK'S TOTAL ANNUAL LIABILITY TO SPIEGEL GROUP FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER OCCURRING DURING ANY YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED (Redacted). BANK'S TOTAL CUMULATIVE LIABILITY TO SPIEGEL GROUP FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED (Redacted)PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BANK'S INTENTIONAL BREACH OF THIS AGREEMENT.

     (c) SPIEGEL GROUP'S TOTAL ANNUAL LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER OCCURRING DURING ANY YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED (Redacted). SPIEGEL GROUP'S TOTAL CUMULATIVE LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED (Redacted) PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO SPIEGEL GROUP'S INTENTIONAL BREACH OF THIS AGREEMENT.

     8.3 NO WARRANTIES. EXCEPT AS PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES AND/OR OTHER PRODUCTS SOLD OR PROVIDED BY BANK PURSUANT TO THIS AGREEMENT.

     8.4 Notification of Indemnification; Conduct of Defense. (a) In no case shall the indemnifying party be liable under Section 8.1 of this Agreement with respect to any claim or claims made against the indemnified party or any other person so indemnified unless it shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify the indemnifying party shall not relieve it from any liability which it may have under other provisions of this Agreement.

     (b) The indemnifying party shall be entitled to participate, at its own expense, in the defense, or, if it so elects, within a reasonable time after receipt of such notice, to assume the defense of any suit brought against the indemnified party which gives rise to a claim against the indemnifying party, but, if the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the indemnified party or the person or persons so indemnified, who are the defendant or defendants in any suit so brought, which approval shall not be unreasonably withheld. If the indemnifying party elects to assume the conduct of the defense of any suit brought to enforce any such claim and retains counsel to do so, the indemnified party or the person or persons so indemnified who are the defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by the indemnified party or such other person or persons.

                         SECTION 9. TERM AND TERMINATION

     9.1 Term. This Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the parties and shall remain in effect for (Redacted) years from the Plan Commencement Date plus any additional calendar days needed to end the Term on the last day of a calendar month (the "Initial Term") and shall automatically renew for successive (Redacted)-year terms (each a "Renewal Term") thereafter unless either party provides the other with at least twelve (12) month's written notice of its intention to terminate the Agreement prior to the expiration of the Initial or then current Renewal Term, or unless otherwise terminated as provided herein.

     9.2 Termination with Cause by Bank; Bank Termination Events. Any of the following conditions or events shall constitute a "Bank Termination Event" hereunder, and Bank may terminate this Agreement immediately without further action by delivering written notice to Spiegel Group setting for the Bank's reason for termination and the effective date of termination, if such Bank Termination Event occurs:

     (a) If the Spiegel Group's pending bankruptcy proceeding shall be converted from a Chapter 11 proceeding to a Chapter 7 proceeding; or

     (b) If after emergence from bankruptcy, Spiegel Group shall: (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Spiegel Group to perform under this Agreement or the Plan; (vii) have a materially adverse change in its financial condition, including, but not limited to receiving a bond downgrade or being downgraded by a rating agency to a rating below of BB-according to Standard and Poor's index or an equivalent rating from a comparable source; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, and shall not have remedied such breach or failure within any applicable cure period; or

     (c) If after emergence from bankruptcy, a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Spiegel Group, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Spiegel Group, or if any petition for any such relief shall be filed against Spiegel Group and such petition shall not be dismissed within sixty (60) days; or

     (d) If Spiegel Group shall default in the performance of or compliance with any term or violates any of the material covenants, representations, warranties or agreements contained in this Agreement and Spiegel Group shall not have remedied such default within thirty (30) days after written notice thereof shall have been received by Spiegel Group from Bank; or

     (e) If at anytime the type of Goods and/or Services sold by all Businesses of Spiegel Group materially changes from the type of Goods and/or Services sold by Spiegel Group on the date of execution of this Agreement; or

     (f) If while Spiegel Group remains in bankruptcy, Bank's funding for the Plan is terminated (other than as a result of a default by Bank under the terms of such funding facility) and Bank is unable to obtain funding on substantially similar terms and Bank has provided Spiegel Group with at least ninety (90) days prior written notice of such termination; or

     (g) If Spiegel Group does not obtain permanent DIP financing on or before July 31, 2003; or

     (h) If Spiegel Group does not obtain approval of this Agreement from the United States Bankruptcy Court for the Southern District of New York on or before July 31, 2003.

     9.3 Termination with Cause by Spiegel Group; Spiegel Group Termination Events. Any of the following conditions or events shall constitute a "Spiegel Group Termination Event" hereunder, and Spiegel Group may terminate this Agreement immediately without further action by delivering written notice to Bank setting for the reason for termination and the effective date of termination if such Spiegel Group Termination Event occurs:

     (a) If Bank shall: (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the Plan; or (vii) have a materially adverse change in its financial condition, including, but not limited to being downgraded by a rating agency to a rating below an investment grade rating; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, and shall not have remedied such breach or failure within any applicable cure period; or

     (b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

     (c) If Bank shall default in the performance of or compliance with any term (other than the Service Standards) or violates any of the material covenants, representations, warranties or agreements contained in this Agreement and Bank shall not have remedied such default within thirty (30) days (ten (10) days in the case of failure to pay Spiegel Group pursuant to Section 3.6(a)) after written notice thereof shall have been received by Bank from Spiegel Group; or

     (d) If Bank fails for three (3) consecutive months to perform any one of the same Service Standards in a Service Factor Category, as set forth in
Schedule 2.1, and such failure is not the result of an act of Spiegel Group, Spiegel Group's Stores, or as a result of a force majeure event specified in
Section 10.11, and Bank fails to remedy such failure within thirty (30) days after receipt of written notice from Spiegel Group.

     9.4 Termination of Particular State. In addition, Bank may terminate the operation of the Plan in a particular state or jurisdiction if the Applicable Law of the state or jurisdiction is amended or interpreted in such a manner so as to render all or any part of the Plan illegal or unenforceable, and in such event Bank will provide as much advance notice as possible of such proposed amendment or such interpretation and, if requested, assist Spiegel Group with finding a new credit provider for such state or jurisdiction.

     9.5 Purchase of Accounts. Upon the termination of this Agreement by either party, Spiegel Group or its designee shall purchase from Bank all unpaid and outstanding Accounts, excluding Accounts that are 181 or more days contractually past due (in the case of termination in a particular state, for the purposes of this Section 9.5, the term "Accounts" shall refer to Accounts belonging to Cardholders with billing addresses in such state) and the listing of names and addresses of such Cardholders at a purchase price to be determined by Bank which shall be equal to the book value of such Accounts and the receivables related thereto, including without limitation all accrued finance charges and fees, whether or not billed or posted to the Accounts. Provided, however, that (i) in the event of termination of the Agreement by Spiegel Group for a Spiegel Group Termination Event, or (ii) if at the time of termination Spiegel Group has not emerged from its pending bankruptcy proceeding; or (iii) if this Agreement is terminated pursuant to Section 10.11; or (iv) termination of the Plan in a particular state by Bank (in the case of termination in a particular state, for the purposes of this Section 9.5, the term "Accounts" shall refer to Accounts belonging to Cardholders with billing addresses in such state), Spiegel Group shall not be required, but may elect to do so with prior written notice to Bank, to purchase the Accounts as set forth above unless Spiegel Group shall establish (itself or through an Affiliate or third party) another private label or co-branded private label credit card program for its Businesses within 24 months after the termination date of this Agreement. Bank agrees that upon receipt of notice of termination from Spiegel Group, Bank will not from the date of receipt of such notice until the termination date, unless required by Applicable Law or safety and soundness considerations, make any material changes in Bank's collections or new Accounts underwriting procedures.

          In the case of either termination of the Agreement or termination of the Plan in a particular state and upon payment of the purchase price to Bank, Bank shall assign to Spiegel Group or its designee, without recourse, all of its right, title and interest in and to the Accounts and receivables related thereto being transferred and will deliver all related documentation.

                            SECTION 10. MISCELLANEOUS

     10.1 Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

     10.2 Coordination of Public Statements. Bank's parent company, Alliance Data Systems Corporation, as a public company, will issue a news release disclosing this Agreement between Spiegel Group and Bank, such news release must be approved by both parties prior to its issuance. In all other cases, except as required by Applicable Law, neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld. Neither party will respond to any inquiry from any public or governmental authority, except as required by law, concerning the Plan without prior consultation and coordination with the other party. Upon Bank's reasonable request from time to time, Spiegel Group shall provide references or participate in marketing campaigns or testimonial initiatives for Bank regarding the services provided by Bank in connection with the Plan.

     10.3 Amendment. Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

     10.4 Successors and Assigns. This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns. In the event Spiegel Group sells or otherwise transfers its ownership interests in or transfers all or substantially all of the assets of or relating to any Business to any other entity, Spiegel Group shall require that the party acquiring such ownership interests or assets will be bound by this Agreement, except that upon 90 days advance prior written notice to Bank whenever possible, but not less than 60 days advance prior written notice, there shall be no obligation for the Spiegel Group to continue to honor any former Spiegel Group Affiliate's credit card that is issued and serviced by the Bank, (i.e. no more "cross-shopping").

     10.5 Waiver. No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing. No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

     10.6 Severability. If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

     10.7 Notices. All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank:                             If to Spiegel Group:
800 TechCenter Drive                    Eddie Bauer, Inc.
Gahanna, OH 43230                       15010 N. E. 36th Street
Attn.: Daniel T. Groomes, President     Redmond, WA 98052
                                        Attn: Vice President Marketing

With a Copy to:
Karen Morauski, VP & Counsel

                                        With Copies to:
                                        Spiegel, Inc.
                                        3500 Lacey Road
                                        Downers Grove, IL 50515-5432
                                        Attn: Chief Financial Officer
                                              And Copy to: __________
                                              Attn: General Counsel

     10.8 Captions and Cross-References. The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.

     10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICTS OF LAW, AND THE PARTIES HEREBY SUBMIT TO EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO OR ANY OF THE STATE COURTS LOCATED IN FRANKLIN COUNTY, OHIO.

     10.10 Counterparts. This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

     10.11 Force Majeure. Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses or hackers where such party has utilized commercially reasonable means to prevent the same, accident, strikes or work stoppage, embargo, sabotage, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above. In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least one-hundred eighty (180) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith. This provision shall not, however, release the party unable to perform from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

     10.12 Relationship of Parties. This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

     10.13 Survival. No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination. No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections:
Section 2.10, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9,
Section 3.10, Section 8, Section 9.5, Section 10.7, Section 10.9, Section 10.11,
Section 10.17, Section 10.18 and Section 11.

     10.14 Mutual Drafting. This Agreement is the joint product of Spiegel Group and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of Spiegel Group and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

     10.15 Independent Contractor. The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank's personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Spiegel Group; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank's obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank's agents, employees, Affiliates, or subcontractors, including compliance with workers' compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank's own acts and those of Bank's agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Spiegel Group, whether regulatory or contractual, or to assume any responsibility for Spiegel Group's business or operations.

     10.16 No Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

     10.17 Confidentiality. (a) Neither party shall disclose any information not of a public nature concerning the business or properties of the other party which it learns as a result of negotiating or implementing this Agreement, including, without limitation, the terms and conditions of this Agreement, Customer names, Cardholder personal or Account information, sales volumes, test results, and results of marketing programs, Plan reports generated by Bank, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information of every kind that relates to the business of either party except to the extent disclosure is required by applicable law, is necessary for the performance of the disclosing party's obligation under this Agreement, or is agreed to in writing by the other party; provided that: (i) prior to disclosing any confidential information to any third party, the party making the disclosure shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be Redacted, unless, in the filing party's reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party's obligations under applicable laws. Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement. Neither party shall use the other party's name for advertising or promotional purposes without such other party's written consent.

     (b) The obligations of this Section, shall not apply to any information, other than consumer personal information:

          (i) which is generally known to the trade or to the public at the time of such disclosure; or

          (ii) which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section; or

          (iii) which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

          (iv) which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

     (c) If any disclosure is made pursuant to the provisions of this Section, to any Affiliate or third party, the disclosing party shall be responsible for ensuring that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the non-disclosing party. Each party covenants that at all times it shall have in place practices and procedures designed to assure that each of its employees who is given access to the other party's confidential information shall protect the privacy of such information. Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court. The provisions of this Section will survive termination or expiration of this Agreement.

     (d) Bank acknowledges that it is aware, and agrees that it will advise any persons with access to or who receive material, non-public information concerning Spiegel and any of its subsidiaries and/or affiliates and the matters that are the subject of this Agreement, including, without limitation, Spiegel Group confidential information, sales forecasts, store closings, etc., that applicable securities laws prohibit any entity or person from purchasing or selling securities of Spiegel on the basis of such material, non-public information. In addition, applicable federal and state securities laws restrict such persons from communicating such material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such entity or person is likely to purchase or sell securities of Spiegel based upon that information, and/or otherwise prohibit such persons from violating applicable securities laws.

     10.18 Taxes. Spiegel Group will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding franchise taxes, personal property taxes and taxes based on Bank's income or those assessed on the net worth of Bank, which shall be borne by
Bank), imposed by the United States, any state or local government, or other taxing authority, on all goods and/or services provided by Bank under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments). All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

                         SECTION 11. CONTINGENT HOLDBACK

     11.1 Holdback. Bank will withhold from the Net Proceeds paid to Spiegel Group an amount initially equal to twenty percent (20%) of the Net Sales, but subject to adjustment by Bank as set forth below (such withheld amounts being referred to as the "Holdback"). The Holdback shall not be held by Bank in a separate account.

     11.2 Monthly Reconciliation. (a) Bank shall on a monthly basis, within ten
(10) Business Days after the end of each month, compare the actual amount of the Holdback at month end to an amount equal to twenty percent (20%) of the Principal Accounts Receivable Balance at month end (such 20% amount being referred to herein as the "Reconciliation Amount"). If the actual amount of the Holdback plus any amount charged to the Holdback by Bank in accordance with subsection 11.4 is greater than the Reconciliation Amount, then Bank will pay such excess amount to Spiegel Group within three (3) Business Days. If the actual amount of the Holdback plus any amount charged to the Holdback by Bank in accordance with subsection 11.4 is less than the Reconciliation Amount, then Bank shall have the right to offset the amount of the deficit against the Net Proceeds until such deficit is obtained by Bank.

     (b) Provided, however, that if (i) the Trigger Event in subsection 11.4(a)(i) has occurred; or (ii) the Trigger Event in subsection 11.4(a)(ii) has occurred and was not caused solely as a result of Bank's default under the terms of such funding facility (but not including Bank's inability to secure funding at the end of the term of its initial Plan funding if Spiegel Group has not emerged from its pending bankruptcy); or (iii) the Trigger Event in subsection 11.4(a)(iii) has occurred, then Bank shall, for purposes of future monthly comparisons pursuant to subsection 11.2(a) above freeze the Reconciliation Amount at the dollar amount equal to twenty percent (20%) of the Principal Accounts Receivable Balance on the month end date preceding the date on which the condition was met. In the event the Trigger Event causing such freeze is pursuant to subsection 11.4(a)(iii), then Bank will freeze the Reconciliation Amount for a period of eighteen (18) months after the date such Trigger Event occurred, and thereafter will resume utilizing the Reconciliation Amount determined pursuant to subsection 11.2(a)

     (c) In addition Bank will adjust the amount of the Holdback to account for receivables generated from Debt Cancellation Products and Enhancement Marketing Services, by reducing the Principal Accounts Receivable Balance by a percentage equal to the total charges for Debt Cancellation Products and Enhancement Marketing Services divided by the total Net Sales for the month being reviewed.

     11.3 Retention of Holdback. Subject to Bank's right to charge against the Holdback as set forth herein, the Holdback shall be held by Bank during the Term of this Agreement and thereafter until (i) all of the outstanding receivables of the Accounts have been fully paid, in which case Bank shall pay to Spiegel Group any then remaining Holdback; or (ii) Spiegel Group or its designee purchases the Accounts from Bank pursuant to Section 9.5, in which case Bank shall offset the then current amount of the Holdback against the purchase price due from Spiegel Group to Bank; or (iii) the condition for partial release under Sections 11.5 is met in which case Bank shall pay to Spiegel Group a portion of the Holdback as set forth in such Section 11.5; or (iv) the conditions for release under either of Sections 11.6 or 11.7 are met in which case Bank shall transfer to Spiegel Group any then remaining Holdback.

     11.4 Bank's Rights to Charge Against the Holdback. (a) Bank shall have the right at any time, on a monthly basis, to charge against the Holdback if any one of the following "Trigger Events" has occurred, and in such event, Bank shall be entitled to charge amounts to reimburse Bank for Bank's monthly gross principal balance write-offs for Accounts that exceed 9% of the average principal accounts receivable for the Accounts, and for Bank's operating costs equal to $1.00 per statement generated by

Bank; provided, however, that if the Trigger Event shall be due to subsection
(iii)(1) below Bank's operating costs shall be limited to statements generated in states exited by Spiegel Group; and if the Trigger Event shall be solely due to subsections (iii)(2) or (iii)(3) below Bank shall not be entitled to charge any of Bank's operating costs of $1.00 per statement.

           Each of the following is referred to as a "Trigger Event":

     (i)  If any Business ceases its business operations; or

     (ii) Bank's Plan funding terminates prior to Spiegel Group's emergence from bankruptcy and Bank is unable to obtain equivalent funding (in such case Bank would provide Spiegel Group with ninety (90) days' advance written notice of such event); or

     (iii) The operations of the Businesses, at the end of each Plan Year, are significantly changed from the operations in place at the end of the twelfth (12th) month after the Plan Commencement Date such that:

          1)   More than twenty percent (20%) of the retail markets are exited;
               or

          2) More than twenty percent (20%) of Spiegel Group's Stores are closed; or

          3) The quantity of pages circulated to existing Cardholders and to preapproved potential Cardholders is reduced by twenty percent (20%) or more; or

     (iv) If the Agreement is terminated at anytime while Spiegel Group's bankruptcy proceeding is pending, unless such termination is for a Spiegel Group Termination Event.

     (b) Provided, however, that Bank shall not have the right to charge against the Holdback if:

(1) The sole cause of such Trigger Event was the result of Bank's exiting a state pursuant to Section 9.4 and the Business was profitable in such state prior to such exit by Bank, and the Plan market share (Net Sales divided by Spiegel Group's total sales from all funding sources) was equal to or greater than 20% prior to such exit by Bank; or

(2) If Bank's Plan funding terminates prior to Spiegel Group's emergence from bankruptcy as a result of Bank's default under the terms of such funding facility, but not including Bank's inability to secure funding at the end of the term of its initial Plan funding if Spiegel Group has not emerged from its pending bankruptcy; or

(3) In the case of the Trigger Event under subsection 11.4(a)(iii)(1) above, if the sole cause of such triggering event was Bank's change in its new Account underwriting FICO score requirement by twenty points or more and the Business was profitable prior to such change by Bank and the Plan market share (Net Sales divided by Spiegel Group's total sales from all funding sources) was equal to or greater than 20% prior to such exit by Bank.

Bank shall not charge against the Holdback except as otherwise expressly permitted in this Agreement.

     11.5 Reduction in Holdback. Notwithstanding the provisions of Section 11.2(b), upon Spiegel Group's emergence from bankruptcy, Bank will reduce the future amounts withheld by Bank from Net Sales, pursuant to subsection 11.1 above to ten percent (10%) of the Net Sales and will reduce the twenty percent (20%) monthly reconciliation amount in subsection 11.2 to ten percent (10%) of the Principal Accounts Receivable Balance.

     11.6 Release and Termination of Holdback After Bankruptcy Emergence. Commencing when Spiegel Group emerges from bankruptcy, upon receipt of the first annual audited financial statements thereafter and each year thereafter, Bank will review Spiegel's financial condition and when the following conditions have been met with respect to Spiegel, Bank will pay to Spiegel Group the amount of any remaining Holdback and will discontinue withholding any future Holdback pursuant to subsection 11.1 above when Spiegel has obtained all of the following:

(i) An Interest Coverage (earnings before interest and taxes divided by interest charges) equal to or greater than 1.5; and

(ii) Net Equity (total tangible assets less total liabilities) equal to or greater than $200,000,000; and

(iii) Earnings before taxes, depreciation, amortization and non-recurring charges (in accordance with GAAP) equal to three percent (3%) or greater of net sales.

     11.7 Release and Termination of Holdback After Sale. (a) In the event Eddie Bauer or substantially all of its assets are sold by Spiegel and the acquired or successor entity is not in bankruptcy and is part of an operating group of the acquirer, then when the following conditions have been met, Bank will pay to such entity the amount of any remaining Holdback and will discontinue withholding any future Holdback pursuant to subsection 11.1 above:

(i) The acquirer's Interest Coverage (earnings before interest and taxes divided by interest charges) is equal to or greater than 1.5 times, as shown on its most recently audited financial statements; and

(ii) The successor or new entity's Net Equity (total tangible assets less total liabilities) is equal to or greater than 16.7% of the total of the acquirer's net sales before the acquisition, as shown on its most recently audited financial statements; and

(iii) The acquirer's Earnings before taxes, depreciation, amortization and non-recurring charges (in accordance with GAAP) is equal to three percent (3%) or greater of revenue, as shown on its most recently audited financial statements.

     (b) In the event Eddie Bauer or substantially all of its assets are sold by Spiegel and the successor entity is not in bankruptcy and is a separate stand alone entity (and not part of an operating group), then commencing one year after such transfer and annually thereafter, Bank will review such new entity's financial condition as shown on its most recently audited financial statements and when the following conditions have been met with respect to such entity, Bank will pay to such entity the amount of any remaining Holdback and will discontinue withholding any future Holdback pursuant to subsection (a) above:

(i) An Interest Coverage (Earnings before interest and taxes divided by interest charges) equal to or greater than 1.5 times; and

(ii) Net Equity for the new entity is equal to or greater than an amount calculated by multiplying $200,000,000 times a percentage determined by dividing the acquired entity's total net sales for the 12 months prior to the acquisition by Spiegel's total sales for the same 12 months period; and

(iii) The acquirer's earnings before taxes, depreciation, amortization and non-recurring charges (in accordance with GAAP) is equal to three percent (3%) or greater of net sales.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

SPIEGEL, INC.                           WORLD FINANCIAL NETWORK NATIONAL BANK


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------
Date:                                   Date:
      -------------------------------         ----------------------------------


EDDIE BAUER, INC.


By:
    ---------------------------------
Title:
       ------------------------------
Date:
      -------------------------------

                                   SCHEDULE 1

                           IMPLEMENTATION PHASES PLAN

                        System Implementation Phases Plan

Phase 1

     Scope Overview:

     -    Enable Take-one credit application processing for the 3 merchants.

     - Support Order Authorization via batch and online for catalog and internet.

     -    Support Settlement processing for orders, returns and adjustments.

     -    Ability to issue plastics and customer statements.

     Estimated Completion: May 1, 2003.

Phase 2:

     Scope Overview:

     - Acceptance of credit applications during Order Entry from customers pre-approved via batch.

     - Prompting during Order Entry to encourage customers preapproved via batch to open an account.

     Estimated Completion: May 16, 2003

     -    Full support of accepting credit via Eddie Bauer retail

     Estimated Completion: May 23, 2003

Phase 3:

     Scope Overview:

     -    Support Special Credit Promotions (Delayed Billing / Deferred Billing)

          Estimated Completion: June 30, 2003

Phase 4:

     Scope Overview:

     -    Adding Authorization Code to all settlement transactions.

     - Maintaining necessary customer information on Marketing system pursuant to requirements and specifications to be mutually agreed upon by Bank and Spiegel Group.

     -    Supporting Quick Credit via Eddie Bauer retail.

     Estimated Completion: June 30, 2003

     -    Supporting Online Instant Prescreen during Order Entry

     Estimated Completion:July 31, 2003

                                  SCHEDULE 1.1

                                  DISCOUNT RATE

DISCOUNT RATE FOR REGULAR REVOLVING PURCHASES

The Discount Rate will be Redacted% for all Regular Revolving Purchases.

                                  SCHEDULE 2.1

                                SERVICE STANDARDS

SERVICE FACTOR CATEGORY           SERVICE STANDARDS                  NOTES/COMMENTS
-------------------------         -----------------                  --------------
TELEPHONE SERVICE FACTOR:

Abandon Rate for New        Redacted% or less.
Accounts, Authorizations,
Customer Service

NEW ACCOUNT SERVICE FACTORS:

Quick Credit and            Redacted% processed within       -    ONLY THOSE THAT DO NOT
Telephone Credit            5 minutes.                            REQUIRE MANUAL
Application Referrals -                                           INTERVENTION OR A SECOND
Response Time                                                     ELECTRONIC RESOURCE SUCH
                                                                  AS METRO MAIL OR A
                                                                  SECOND CREDIT BUREAU

Processing mail-in          Redacted Business Days or
applications including      less.
prescreens

CUSTOMER SERVICE FACTORS:

Response to written         Redacted% within Redacted
Cardholder inquiries        Business Days

                            Redacted% within Redacted
                            Business Days.

ON-LINE PRESCREEN SERVICE FACTOR:

Systemic On-Line            No more than Redacted second     -    EXCLUDING PROCESSING
Prescreen and               response time from receipt by         TIME AT CREDIT BUREAUS
Authorizations response     Bank's host                           AND TRANSPORTATION TIME
time                                                              TO AND FROM CREDIT
                                                                  BUREAUS.

CREDIT CARD ISSUANCE FACTOR:

Credit Cards prepared by    Redacted% within Redacted        -    EXCLUDING MANUAL
Bank and mailed to the      Business Days after the date          REQUESTS
Cardholder                  Bank approves the Account.

                            Redacted% within Redacted
                            Business Days after the date
                            Bank approves the Account.

ASSUMPTIONS:

- All Standards are expressed as simple monthly averages and are measured on a monthly calendar basis.

- Telephone Service Factors are reported and tracked based on the servicer's department averages.

- Response time for credit application inquiries means those Applicants which Bank has approved or declined. Applicants which Bank is reviewing under special circumstances such as a suspected fraudulent application, shall not be included in the measurement of the Standard.

                                  SCHEDULE 2.5

                              MARKETING PROMOTIONS

Spiegel Group will promote and advertise the Plan as set forth below:

-Provide Applicant incentives at Spiegel Group's Stores with a minimum incentive equivalent value equal to Redacted% of the Purchase (ie. Point of sale incentives to apply, inclusion in the welcome kit, etc.) for at least Redacted% of the approved Applicants.

-Provide meaningful Applicant incentives for catalog Customers (ie. Point of sale incentives to apply, inclusion in the welcome kit, etc.) for at least Redacted% of the approved Applicants.

-Acquire Cardholders via use of all available channels (e.g. retail instant credit, batch prescreen, call center online prescreen, take-ones)

-Promote credit usage, Cardholder retention and reactivation through special Cardholder offers (e.g. statement inserts, promotional billing offers, merchandise offers, credit line increases)

-Train sales associates to offer credit to Customers and promote the use of credit to Cardholders

-Include credit goals in associate performance plans, as applicable

-Provide motivational tools to sales associates to support the promotion of credit (e.g. application goals, application results tracking, spiffs, contests, ribbons, video)

-Ensure immediate call to Bank on all credit application and authorization referrals

-Hold weekly marketing and operational conference calls

-Hold quarterly marketing and operational review/planning meetings

-Mutually agree on annual marketing plans

-Review status of plans and programs on a regular basis

                                  SCHEDULE 2.8

                         MONTHLY MASTER FILE INFORMATION

                                 Account Number
                              Month Account Opened
                               Year Account Opened
                              Store Account Opened
                                 Cardholder Name
                           Cardholder's Street Address
                                Cardholder's City
                               Cardholder's State
                              Cardholder's Zip Code
                         Cardholder's Home Phone Number
                              Date of Last Purchase
                            Cardholder's Open to Buy
                           Number of Purchases Monthly
                        Amount of Purchases Monthly, YTD
                            Number of Returns Monthly
                            Amount of Returns Monthly
                                  Date of Birth
                                 Items Purchased
                    Credit Utilization Bands, when available
                   Account Origination Channel, when available
                         Cardholder Income, if available
                     Cardholder email address, if available
                            Marketing promotion flag

                                  SCHEDULE 3.13

                                  BANK REPORTS

CATALOG STANDARD REPORTS

FREQUENCY               NAME                            DESCRIPTION
---------               ----                            -----------
Daily and   OLPS                          On-line prescreen report activity,
Weekly                                    number sent to bureau, number opened.

Weekly      APPROVED FILE / WEEKLY ADDS   Accounts opened in the previous week.

OTHER STANDARD REPORTS

FREQUENCY               NAME                            DESCRIPTION
---------               ----                            -----------
Weekly       APPLICATION TRACKING         New account processing: number
                                          submitted, duped, pending, declined,
                                          activated and percentages.

                                          Six sorts available:

                                          1. Region, District, Store - D
                                          Version;

                                          2. Region, District, Store, App Type -
                                          E Version;

                                          3. Division, App Type - F Version;

                                          4. Region, District, Store, Associate
                                          - G Version;

                                          5. Region, District, Store, Associate,
                                          App Type - H Version;

                                          6. Prescreen, list ID, origin - I
                                          Version.

Daily        DAILY DISBURSEMENT           Sales, Returns, Discount and Net
                                          funding released to Spiegel Group.

Monthly      MONTHLY DISBURSEMENT         Sales, Returns, Discount and Net
                                          funding released to Spiegel Group.

Monthly      STATISTICAL SUMMARY          Portfolio statistics.

Quarterly    BEST CUSTOMER QUARTERLY      Quarterly Top 100 highest spend
             REPORT                       Cardholders for each store for the
                                          quarter.

Monthly      MONTHLY EXTRACT FILE         Month end tape containing data
                                          elements for all portfolio
                                          Cardholders. Can be used for direct
                                          mailings.

If           INVENTORY REPORT             Current order and inventory status on
applicable                                collateral.

FREQUENCY               NAME                            DESCRIPTION
---------               ----                            -----------
Monthly      ACTIVE ACCOUNT               Reconciles month beginning and month
             RECONCILIATION               ending number of active accounts.

Monthly      KEY MEASURES REPORT          High level executive overview of
                                          program key measures (market share,
                                          average transaction, applications, new
                                          Accounts)

Monthly      BILLING AND ACTIVATION       Monthly summary of Instant Credit and
             TREND REPORT                 Quick Credit by number of
                                          transactions. Rolling twelve-month
                                          history on Accounts opened during a
                                          given month.

Monthly      CROSS AFFILIATION            Provides Net Sales activity by
                                          Cardholder by Spiegel Group Affiliate
                                          brand. Account number, name, address
                                          and total Purchase amount. Timing on
                                          beginning to provide & content for
                                          reports will be agreed to by Bank &
                                          Spiegel Group.

Monthly      THIRD PARTY PROGRAMS         Provides Account number, name, address
Data Feed                                 and total Purchase amount. Timing on
                                          beginning to provide & content for
                                          reports will be agreed to by Bank &
                                          Spiegel Group.